Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Internet Gold – Golden Lines Ltd.

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel

December 9, 2015